Exhibit 99

CENDANT REPORTS FIRST QUARTER RESULTS

1Q 2003 EPS from Continuing Operations of $0.30 Versus $0.31 in 1Q 2002

1Q 2003 Net Cash Provided By Operating Activities of $1.1 Billion

1Q 2003 Free Cash Flow of $440 Million

2003 EPS from Continuing Operations Projection Revised to $1.35 — $1.37

Company Continues to Project 2003 Net Cash Provided by Operating Activities in
Excess of $2 Billion and Free Cash Flow of Approximately $2 Billion

New York, NY, April 21, 2003 — Cendant Corporation (NYSE: CD) today reported first quarter 2003 EPS from Continuing Operations of $0.30, versus $0.31 in first quarter 2002, in line with the high end of the Company’s previous projection. As expected, EPS from Continuing Operations declined slightly year over year due to extinguishment costs from the early retirement of debt and the acquisitions of NRT and Budget after the first quarter of 2002, as those businesses are seasonally weakest in the first quarter, partially offset by a gain from the sale of our equity investment in Entertainment Publications, Inc.

The Company also announced revised projections for 2003, which, unlike prior projections, reflect reduced travel volumes, due to the conflict with Iraq and SARS, and the anticipated consolidation of Trilegiant as of July 1, 2003. These projections also reflect continued strength in the residential real estate and mortgage refinancing markets, challenging economic conditions, and the assumption that travel volumes begin to recover in the third quarter. Based on these expectations, the Company now projects full year 2003 EPS from Continuing Operations of $1.35 — $1.37, an increase of approximately 35% year over year, versus its prior projection of $1.46. Despite the decrease in projected earnings, the Company continues to forecast 2003 net cash provided by operating activities in excess of $2 billion and free cash flow of approximately $2 billion, due to successful capital management Company-wide.

Cendant’s Chairman, President and CEO, Henry R. Silverman, stated: “Despite the very challenging travel environment, our diversified portfolio continued to perform well during the first quarter as our mortgage, tax preparation, settlement services and fuel card management businesses made significant contributions. The diversity of our businesses enables us to continue to expect significant growth, year over year, for the remainder of 2003.

“In addition, we continued to execute on our commitment to simplify our business model, curtail acquisitions, generate free cash flow, reduce corporate debt net of cash, and repurchase stock. We also strengthened our liquidity by replacing short-term debt and convertible bonds with long-term debt. During the quarter we generated net cash provided by operating activities of $1.1 billion and free cash flow of $440 million, both up significantly compared to first quarter 2002. We are well on our way toward achieving our stated 2003 goals of generating in excess of $2 billion in net cash provided by operating activities and approximately $2 billion in free cash flow, and deploying that capital to reduce debt by $1 billion and repurchase $500 million of common stock.”

First Quarter Achievements

The Company had several important achievements during the first quarter of 2003:

•	Announced additional enhancements in corporate governance designed to strengthen the Board of Directors’ oversight of management and to serve the long-term interests of stockholders.

•	Issued $2.6 billion in corporate bonds with maturities from 2008 to 2015.

•	Although aggregate corporate debt increased, we reduced corporate debt, net of cash on the balance sheet, by $163 million, as the Company retired approximately $2.3 billion of debt including $600 million borrowed under our revolving credit line primarily in connection with the Budget acquisition, $737 million of our 7¾% notes due December 2003, $456 million carrying amount of our zero coupon convertible debentures due May 2021, $396 million of our 3 7/8% convertible senior debentures due November 2011, and $95 million carrying amount of our 11% senior subordinated notes due May 2009. As a result, we recorded a loss on the early extinguishments of debt of $30 million, after tax, or $0.03 per diluted share. See Table 5 for more detailed information.

•	Repurchased 12.7 million shares of common stock at an average price of $11.93 per share.

•	Acquired the common interests of FFD Development Company, LLC from an independent trust for approximately $24 million in cash, net of $3 million in cash acquired, plus approximately $58 million in acquired debt. FFD is the primary developer of timeshare inventory for our Fairfield Resorts subsidiary.

•	Sold our minority equity investment in Entertainment Publications, Inc. for $33 million in cash, resulting in a gain of $14 million, after tax, or $0.01 per diluted share.

•	Acquired a majority interest in Trip Network, Inc. (TNI) through the conversion of our preferred stock investment. In April 2003, we also acquired the remaining outstanding common interest of TNI from an independent business trust. TNI operates CheapTickets.com and is the fourth largest full service online travel agent behind Expedia, Travelocity and Orbitz.

First Quarter 2003 Results of Reportable Operating Segments

The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as earnings from continuing operations before non-program related interest, minority interest, income taxes, non-program related depreciation and amortization, and amortization of pendings and listings. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments in accordance with generally accepted accounting principles. Revenue and EBITDA are expressed in millions.

Real Estate Services
(Consisting of the Company’s real estate franchise brands, brokerage operations, mortgage services, settlement services and relocation services.)

	2003	2002	% change
Revenues	$1,350	$410	229%
EBITDA	$225	$182	24%

Revenue increased primarily due to the acquisitions of real estate brokerages (primarily NRT in April 2002). In addition, revenue and EBITDA increased due to strong organic growth in our mortgage business, including a 61% increase in mortgage production revenue. See Table 8 for details on organic growth. EBITDA growth was partially offset by a loss at our owned real estate brokerage business NRT, which is seasonally weakest in the first quarter.

Hospitality
(Consisting of the Company’s nine franchised lodging brands, timeshare exchange and timeshare sales and marketing, and vacation rental businesses.)

	2003	2002	% change
Revenues	$580	$403	44%
EBITDA	$144	$112	29%

Revenue and EBITDA increased primarily due to the acquisitions of Trendwest, Equivest and European vacation rental companies in 2002.

Travel Distribution
(Consisting of electronic global distribution services for the travel industry and travel agency services.)

	2003	2002	% change
Revenues	$416	$444	(6%)
EBITDA	$128	$146	(12%)

Revenue and EBITDA declined primarily due to an 11% decrease in Galileo air travel booking volume, partially offset by a 1% increase in pricing and the acquisition of national distribution partners (NDCs) in Europe during 2002. Like most other industry participants, we are seeing a decline in travel demand affecting volumes and revenues across the majority of our travel distribution businesses due to a number of factors, including apprehension due to military conflict in Iraq, terrorist threat alerts, continuing economic pressures and SARS. To offset the lower than expected revenue, we have initiated an aggressive global effort to reduce costs.

Vehicle Services
(Consisting of car rental, vehicle management services and fleet card services.)

	2003	2002	% change
Revenues	$1,324	$933	42%
EBITDA	$50	$70	(29%)

Revenue increased primarily due to the acquisition of certain assets of Budget Group, Inc. in November 2002 and also due to organic growth in Wright Express’ fuel card management business. Revenue and EBITDA were negatively impacted by seasonal losses at Budget, as expected, and lower car rental revenues at Avis, as a 1% increase in pricing was more than offset by a 3% decrease in rental day volume due to the weak environment for travel.

Financial Services
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services.)

	2003	2002	% change
Revenues	$389	$419	(7%)
EBITDA	$165	$164	1%

Revenue decreased while EDITDA increased modestly due to growth in our Jackson Hewitt tax preparation business offset by lower operating results at our individual membership business. As expected, the EBITDA impact of the reduction in membership revenues in connection with the 2001 outsourcing of the membership business to Trilegiant was partially mitigated by a net reduction in expenses from servicing fewer members.

Other Items

•	Net cash provided by operating activities for first quarter 2003 was approximately $1.1 billion. Free cash flow for first quarter 2003 was $440 million. See Table 7 for a reconciliation of free cash flow to net cash provided by operating activities.

•	As of March 31, 2003, the Company had $580 million of cash and cash equivalents and approximately $6.8 billion of corporate debt, including $863 million of mandatorily convertible Upper DECS securities outstanding. In addition, the Company had $375 million of a preferred minority interest outstanding.

•	As of March 31, 2003, the Company had unused credit facilities of $1.8 billion.

•	As of March 31, 2003, the Company’s net debt (calculated as total corporate debt, including Upper DECS, net of cash on the balance sheet) to total capitalization (calculated as total stockholders’ equity plus net debt plus preferred minority interest) ratio was 38.4%, as compared to 39.5% as of March 31, 2002 (see calculation on Table 5). The Company’s interest coverage ratio was 9 to 1 for first quarter 2003 (see calculation on Table 1).

•	Weighted average common shares outstanding, including dilutive securities, used to calculate EPS was 1.04 billion for first quarter 2003 compared with 1.02 billion for the first quarter 2002. The increase was primarily from the issuance of common shares in connection with the acquisitions of Trendwest and NRT in 2002, partially offset by the impact of share repurchases in 2002 and 2003.

Subsequent Events

Since March 31, 2003, the Company has:

•	Received authorization from the Board of Directors for an additional $500 million in share repurchases.

•	Concluded that Trilegiant will be consolidated into Cendant’s financial statements as of July 1, 2003, pursuant to FASB Interpretation No. 46. We expect Trilegiant to be $0.01-0.02 dilutive to EPS from Continuing Operations in 2003 and $0.01-0.02 accretive in 2004.

•	Appointed Ronald L. Nelson as Chief Financial Officer (CFO) and member of the Board of Directors. Mr. Nelson will assume his responsibilities as CFO effective May 12, 2003, at which time Kevin M. Sheehan, the Company’s current CFO, will focus exclusively on his duties as Chairman and Chief Executive Officer of the Company’s Vehicle Services Division.

2003 Outlook

The Company projects the following ranges of EPS from continuing operations for the remainder of 2003:

	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2003	$ 0.35	$0.44—0.45	$0.26—0.27	$1.35—1.37
2002 (a)	$ 0.23	$ 0.24	$ 0.24	$ 1.01

(a)	Reflects the reclassification of extraordinary losses on the early extinguishments of debt ($0.02 in second quarter and $0.03 for full year) to continuing operations in accordance with the adoption of a new accounting pronouncement under generally accepted accounting principles effective January 1, 2003.

The comparability of the Company’s earnings from 2002 to 2003 is impacted by the acquisitions of NRT in April 2002, Trendwest in May 2002, and Budget’s car and truck rental operations in November 2002; the mortgage servicing rights asset write-down in third quarter 2002; the securities litigation charge recorded in fourth quarter 2002; the debt extinguishment costs incurred in second quarter 2002 and first quarter 2003, which is partially mitigated by reduced interest expense in subsequent quarters; and the gain on sale of our equity investment in Entertainment Publications, Inc. in first quarter 2003.

The Company also announced the following detailed financial projections for full year 2003 (in millions):

	Full Year 2002 Actual	Full Year 2003 Projected
Revenue
Real Estate Services	$4,687	$6,300	—	6,500
Hospitality	2,180	2,550	—	2,650
Travel Distribution	1,695	1,650	—	1,750
Vehicle Services	4,175	5,600	—	5,750
Financial Services	1,325	1,350	—	1,400

Total Reportable Operating Segments	$14,062	$17,450	—	18,050
Corporate and Other	26	25	—	50

Total Revenue	$14,088	$17,475	—	18,100

EBITDA
Real Estate Services	$832	$1,175	—	1,225
Hospitality	625	675	—	725
Travel Distribution	526	475	—	525
Vehicle Services	408	400	—	450
Financial Services	450	350	—	375

Total Reportable Operating Segments	$2,841	$3,125	—	3,250
Corporate and Other	(198)	(75	—	50)
Depreciation and amortization(a)	(466)	(580	—	550)
Amortization of pendings/listings	(256)	(30	—	25)
Interest expense, net (b)	(304)	(380	—	360)

Pretax income	$1,617	$2,060	—	2,265
Provision for income taxes	(544)	(680	—	747)
Minority interest	(22)	(25	—	20)

Income from continuing operations	$1,051	$1,355	—	1,498

Diluted weighted average shares outstanding (c)	1,043	1,055	—	1,040

*	Projections assume that travel volumes begin to recover in third quarter 2003 and do not reflect any impact from additional military conflict, additional terrorist attacks, pandemic illness or substantial changes to current economic conditions. Projections may not add because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.

*	As previously disclosed, we expect the consolidation of Trilegiant in third quarter 2003 to result in a non-cash charge, now expected to be approximately $290 million, which will be recorded as a cumulative effect of accounting change and, therefore, will have no impact on income or earnings per share from continuing operations, but will impact net income.

*	The effective tax rate is expected to be approximately 33% in 2003.

(a)	Depreciation and amortization and interest expense exclude program-related amounts, which are already reflected in EBITDA.

(b)	2002 interest expense includes $42 million of losses on the early extinguishment of debt in connection with the adoption of a new accounting pronouncement under generally accepted accounting principles effective January 1, 2003, which required the reclassification of such losses from extraordinary items to continuing operations. 2003 interest expense includes $62 million of losses on the early extinguishment of debt.

(c)	Diluted weighted average shares outstanding are expected to increase marginally in 2003 due to the full-year impact of the Trendwest and NRT acquisitions, which were completed in 2002 for stock, offset by anticipated common stock repurchases.

Investor Conference Call

Cendant will host a conference call to discuss the first quarter results on Tuesday, April 22, 2003, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (913) 981-4900. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) on April 22, 2003 until 8:00 p.m. (EST) on April 29, 2003 at (719) 457-0820, access code: 429156.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-K for the year period ended December 31, 2002.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war, terrorism or pandemics, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our web site at www.cendant.com.

Media Contact:

Elliot Bloom
212-413-5323

Investor Contacts:

Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920

Tables Follow

				Table 1
Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	First Quarter

	2003	2002	% Change

Income Statement
Revenue	$4,094	$2,616	56%
Pretax Income (A)	470	481	(2)%
Income from Continuing Operations	309	315	(2)%
EPS from Continuing Operations	0.30	0.31	(3)%

Balance Sheet as of March 31, 2003 and December 31, 2002
Total Corporate Debt (Excluding Upper DECS)	$5,892	$5,601
Cash	580	126
Equity	9,529	9,315

Cash Flow Items
Free Cash Flow before Stockholder Litigation Payments	$440	$110
Free Cash Flow	440	(140)
Net Cash Provided by (Used in) Operating Activities (B)	1,090	(572)
Net Cash Provided by (Used in) Management and
Mortgage Program Activities	139	(54)
Current Period Acquisitions, Net of Cash Acquired	(27)	(67)
Net Debt Borrowings (Repayments)	249	(491)
Net Issuances (Repurchases) of Common Stock	(120)	6

Ratios
Net Debt to Total Capitalization (C)	38.4%	39.5%

Interest Coverage:
Total EBITDA	$729	$651
Non-program related Interest Expense, net	79	65

Interest Coverage	9 to 1	10 to 1

Reportable Operating Segment Results
	First Quarter		% Change

Revenue	2003	2002	As Reported	Organic

Real Estate Services	$1,350	$410	229%	26%
Hospitality	580	403	44%	3%
Travel Distribution	416	444	(6)%	(11)%
Vehicle Services	1,324	933	42%	-
Financial Services	389	419	(7)%	(7)%

Total Reportable Segments	4,059	2,609	56%	2%
Corporate and Other (D)	35	7	*

Total Company	$4,094	$2,616	56%

EBITDA
Real Estate Services	$225	$182	24%	36%
Hospitality	144	112	29%	(1)%
Travel Distribution	128	146	(12)%	(15)%
Vehicle Services	50	70	(29)%	(4)%
Financial Services	165	164	1%	4%

Total Reportable Segments	712	674	6%	7%
Corporate and Other (D)	17	(23)

Total Company	729	651
Less: Non-program related Depreciation and Amortization	129	105
Less: Amortization of Pendings and Listings	3	-
Less: Non-program related Interest Expense, net (E)	79	65
Less: Early Extinguishment of Debt	48	-

Pretax Income	$470	$481	(2)%

_________
*	Not meaningful.
(A)	Referred to as "Income before income taxes and minority interest" on the Consolidated Condensed Statements of Income presented on Table 2.
(B)

The 2002 amount includes $1.41 billion of cash payments made in 2001 to the stockholder litigation settlement trust that were used during 2002 to extinguish the remaining portion of the Company's principal stockholder litigation settlement liability and $250 million of payments made to the trust in 2002.

(C)

See Table 5 for a calculation of this ratio and footnote (F) on Table 5 for an alternate method of calculating this ratio, which resulted in Net Debt to Total Capitalization ratios of 35% and 36% at March 31, 2003 and December 31, 2002, respectively.

(D)	The 2003 amount principally reflects a gain on the sale of Entertainment Publications, Inc. and EBITDA further reflects unallocated corporate overhead.
(E)	First quarter 2003 and 2002 includes $4 million and $6 million, respectively, of non-cash interest expense.

		Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Revenues
Service fees and membership-related, net	$2,758	$1,709
Vehicle-related	1,267	889
Other	69	18

Net revenues	4,094	2,616

Expenses
Operating	2,012	862
Vehicle depreciation, lease charges and interest, net	597	500
Marketing and reservation	408	322
General and administrative	333	270
Non-program related depreciation and amortization	129	105
Non-program related interest, net:
Interest expense, net	79	65
Early extinguishment of debt	48	-
Litigation and related costs, net	8	11
Acquisition and integration related costs:
Amortization of pendings and listings	3	-
Other	7	-

Total expenses	3,624	2,135

Income before income taxes and minority interest	470	481
Provision for income taxes	155	164
Minority interest, net of tax	6	2

Income from continuing operations	309	315
Income from discontinued operations, net of tax	-	27

Net income	$309	$342

CD common stock income per share
Basic
Income from continuing operations	$0.30	$0.32
Net income	0.30	0.35

Diluted
Income from continuing operations	$0.30	$0.31
Net income	0.30	0.34

Weighted average shares
Basic	1,028	979
Diluted	1,040	1,018

			Table 3
			(page 1 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Three Months Ended March 31,

	2003	2002	% Change

REAL ESTATE SERVICES SEGMENT

Real Estate Franchise
Closed Sides - Domestic	408,446	395,316	3%
Average Price	$199,355	$186,434	7%
Royalty and Marketing Revenue	$136,739	$124,110	10%
Total Revenue (A)	$142,699	$157,402	(9)%

Real Estate Brokerage
Revenue from Real Estate Transactions (B)	$724,093	(C)
Other Revenue	$10,905	(C)
Total Revenue	$734,998	(C)

Relocation
Service Based Revenue (Referrals, Outsourcing, etc.)	$63,013	$59,361	6%
Asset Based Revenue (Home Sale Closings and Financial Income)	$44,641	$37,750	18%
Total Revenue	$107,654	$97,111	11%

Mortgage
Production Loans Closed to be Securitized (millions)	$12,217	$7,746	58%
Other Production Loans Closed (millions)	$5,628	$4,864	16%
Production Loans Sold (millions)	$12,673	$8,549	48%
Average Servicing Loan Portfolio (millions)	$115,780	$99,132	17%
Production Revenue	$291,951	$181,618	61%
Gross Recurring Servicing Revenue	$108,614	$96,747	12%
Amortization and Impairment of Mortgage Servicing Rights	$(196,691)	$(124,500)	*
Hedging Activity for Mortgage Servicing Rights	$63,053	$(5,821)	*
Other Servicing Revenue (D)	$1,421	$(3,833)	*
Total Revenue	$268,348	$144,211	86%

Settlement Services
Title and Appraisal Units	127,754	101,590	26%
Total Revenue (E)	$98,031	$11,652	*

HOSPITALITY SEGMENT

Lodging
RevPar	$22.06	$21.44	3%
Weighted Average Rooms Available	498,594	519,409	(4)%
Royalty, Marketing and Reservation Revenue	$76,048	$75,079	1%
Total Revenue	$88,199	$89,136	(1)%

RCI (F)
Average Subscriptions	2,929,136	2,871,756	2%
Average Subscription Fee	$56.97	$53.98	6%
Subscription Revenue	$41,718	$38,753	8%
Timeshare Exchanges	548,807	576,425	(5)%
Average Exchange Fee	$152.81	$138.17	11%
Exchange Fee Revenue	$83,863	$79,645	5%
Total Revenue	$157,045	$144,884	8%

Fairfield Resorts
Tours	95,437	96,751	(1)%
Total Revenue (G)	$147,020	$147,192	*

Trendwest Resorts
Tours	101,002	102,150	(1)%
Total Revenue	$128,907	(C)

___________________
*	Not meaningful.
(A)	In 2002, includes a $17 million termination fee and preferred dividends of $8 million from NRT.
(B)	Net of royalties paid to Real Estate Franchise.
(C)	The operations of these businesses were acquired subsequent to the first quarter of 2002. Accordingly, first quarter 2002 revenues are not comparable to the current period amounts.
(D)	Includes net interest expense of $16 million and $12 million for 2003 and 2002, respectively.
(E)	In 2002, includes only the revenue of the existing settlement services operations prior to the Company's acquisition of NRT.
(F)	Includes weeks and points members.
(G)	In 2002, includes only two months of revenues of Equivest, which was acquired in February 2002. Accordingly, first quarter 2002 revenues are not comparable to the current period's amounts.

			Table 3
			(page 2 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Three Months Ended March 31,

	2003	2002	% Change

TRAVEL DISTRIBUTION SEGMENT

Galileo
Domestic Booking Volume (000's)
Air (A)	22,570	22,957	(2)%
Car/Hotel	4,224	4,156	2%
International Booking Volume (000's)
Air (A)	43,276	50,833	(15)%
Car/Hotel	1,162	1,230	(6)%
Worldwide Booking Volume (000's)
Air (A)	65,846	73,790	(11)%
Car/Hotel	5,386	5,386	-

Total Galileo Revenue	$386,285	$407,259	(5)%

VEHICLE SERVICES SEGMENT

Car Rental
Avis
Rental Days (000's)	13,093	13,537	(3)%
Time and Mileage Revenue per Day	$39.93	$39.47	1%
Average Length of Rental (stated in Days)	3.70	3.81	(3)%
Total Revenue	$558,996	$571,385	(2)%

Budget (B)
Car Rental Days (000's)	6,769	7,435	(9)%
Time and Mileage Revenue per Day	$33.03	$34.78	(5)%
Average Length of Rental (stated in Days)	4.40	4.44	(1)%
Car Rental Revenue	$280,349	(C)
Truck Rental Revenue	$108,126	(C)
Total Revenue	$388,475	(C)

Vehicle Management and Fuel Card Services
Average Fleet (Leased)	317,790	316,041	1%
Average Number of Cards (000's)	3,941	3,819	3%
Service Based Revenue	$55,032	$42,576	29%
Asset Based Revenue	$321,187	$318,981	1%
Total Revenue	$376,219	$361,557	4%

FINANCIAL SERVICES SEGMENT

Insurance/Wholesale-related Revenue	$149,211	$140,342	6%
Individual Membership Royalty Revenue (D)	$4,662	$-	*
Other Individual Membership Revenue (E)	$102,483	$170,137	(40)%

Jackson Hewitt
Total Returns (000's)	2,431	2,155	13%
Average Royalty Fee per Franchise Return	$24.17	$22.42	8%
Total Revenue	$132,679	$108,494	22%

_______________
*	Not meaningful.
(A)	The 2002 amounts have been revised to reflect segments on a basis consistent with 2003 and with industry standards.
(B)

The methodology for calculating Budget's revenue drivers currently differs from the methodology used for the Avis business as Budget has not yet been integrated onto Avis' reservation system.  Due to the methodology difference, Budget's length of rental will be longer than Avis' based on a rental of the same duration and, accordingly, Budget's time and mileage per day will be lower than Avis' for the same rental.

(C)	The operations of this business were acquired in the fourth quarter of 2002. Accordingly, first quarter 2002 revenues are not comparable to the current period amounts.
(D)

Reflects Cendant's royalty received on revenues generated by members who joined the clubs and programs subsequent to July 2001.    The revenue generated by these new members is recognized by Trilegiant and is not included in the above table.  Cendant receives a royalty of 5% (growing to approximately 16% over 10 years), with minimal associated expenses, on the revenues recognized by Trilegiant in connection with the new members.

(E)

Reflects a decline due to the outsourcing of the Company's individual membership business in July 2001 to Trilegiant.  While the Company continues to collect membership fees from its existing members as of July 2001, it does not collect the membership fees from new members who joined the clubs and programs subsequent to July 2001.  Trilegiant recognizes the revenues generated by these new members (see (D) above).  Accordingly, the Company expects revenues for this segment to continue to trend down in future quarters.

		Table 4

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	March 31, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$0.6	$0.1
Other current assets	3.1	3.3

Total current assets	3.7	3.4

Property and equipment, net	1.8	1.8
Goodwill, net	10.8	10.7
Other non-current assets	4.6	4.9

Total assets exclusive of assets under programs	20.9	20.8

Assets under management and mortgage programs	15.3	15.1

Total assets	$36.2	$35.9

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$0.1	$-
Other current liabilities	4.7	5.0

Total current liabilities	4.8	5.0

Long-term debt, excluding Upper DECS	5.8	5.6
Upper DECS	0.9	0.9
Other non-current liabilities	1.0	0.9

Total liabilities exclusive of liabilities under programs	12.5	12.4

Liabilities under management and mortgage programs	13.8	13.8

Mandatorily redeemable preferred interest in a subsidiary	0.4	0.4
Total stockholders' equity	9.5	9.3

Total liabilities and stockholders' equity	$36.2	$35.9

Table 5
Cendant Corporation and Subsidiaries SCHEDULE OF CORPORATE DEBT (A) (In millions)

Earliest Mandatory Redemption Date	Maturity Date		March 31, 2003	December 31, 2002

		Net Debt
May 2003	May 2021	Zero coupon convertible debentures (B)	$401	$857
December 2003	December 2003	7 3/4% notes	229	966
February 2004	February 2021	Zero coupon senior convertible contingent notes (C)	422	420
November 2004	November 2011	3 7/8% convertible senior debentures (D)	804	1,200
August 2006	August 2006	6 7/8% notes	849	849
January 2008	January 2008	6 1/4% notes	796	-
May 2009	May 2009	11% senior subordinated notes	435	530
March 2010	March 2010	6 1/4% notes	348	-
January 2013	January 2013	7 3/8% notes	1,189	-
March 2015	March 2015	7 1/8% notes	250	-
	December 2005	Revolver borrowings	-	600
		Net hedging gains (E)	81	89
		Other	88	90

		Total corporate debt, excluding Upper DECS	5,892	5,601
		Less: Cash and cash equivalents	580	126

			5,312	5,475
		Plus: Upper DECS	863	863

		Net Debt	$6,175	$6,338

		Total Capitalization
		Total Stockholders' Equity	$9,529	$9,315
		Net Debt (per above)	6,175	6,338
		Mandatorily redeemable preferred interest	375	375

		Total Capitalization	$16,079	$16,028

		Net Debt to Total Capitalization Ratio (F)	38.4%	39.5%

_________
(A)	Amounts presented herein exclude debt under management and mortgage programs.
(B)

Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods.  Redeemable by the Company after May 4, 2004.  Holders may require the Company to repurchase the notes on May 4, 2003, 2004, 2006, 2008, 2011 and 2016.  Amended to provide for cash interest payments of 3% per annum beginning May 5, 2002 and continuing through May 4, 2003 payable on a semi-annual basis.  The first quarter 2003 repurchases eliminated approximately 18 million shares of potential dilution.

(C)

Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during Q2, Q3 and Q4 of 2003 if the average price of CD common stock exceeds $21.19, $21.32 and $21.45, respectively, during the stipulated measurement period.  The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage.  Redeemable by the Company after February 13, 2004.  Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014.  Issued at a discount resulting in a yield-to-maturity of 2.5%.

(D)

Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2003 if the average price of CD common stock exceeds $28.59 during the stipulated measurement periods.  The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage.  Redeemable by the Company after November 27, 2004.  Holders may require the Company to repurchase the notes on November 27, 2004 and 2008.  The first quarter 2003 repurchases eliminated approximately 16 million shares of potential dilution.

(E)	Represents derivative gains resulting from fair value hedges, $76 million of which have been realized as of March 31, 2003 and will be amortized by the Company to offset future interest expense.
(F)

Previous to this quarter, the Company disclosed this ratio using a different definition for Net Debt.  Under this definition, the Company included the mandatorily redeemable preferred interest within Net Debt while excluding the Upper DECS (both were included in Total Capitalization).  Using this definition, the Net Debt to Total Capitalization ratio is 35% and 36% as of March 31, 2003 and December 31, 2002, respectively.

		Table 6

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,

	2003	2002

Operating Activities
Net cash provided by (used in) operating activities exclusive of management
and mortgage programs	$316	$(1,445)
Net cash provided by operating activities of management
and mortgage programs	774	873

Net cash provided by (used in) operating activities	1,090	(572)

Investing Activities
Property and equipment additions	(97)	(53)
Net assets acquired (net of cash acquired) and acquisition-related payments	(81)	(239)
Proceeds from stockholder litigation settlement trust	-	1,410
Other, net	135	(4)

Net cash provided by (used in) investing activities exclusive of management
and mortgage programs	(43)	1,114

Management and mortgage programs:
Investment in vehicles, net	(653)	(350)
Net timeshare receivables and inventory	19	(17)
Net relocation receivables	(12)	59
Net mortgage servicing rights, related derivatives and mortgage-backed securities	(7)	(277)

	(653)	(585)

Net cash provided by (used in) investing activities	(696)	529

Financing Activities
Proceeds from borrowings	2,650	-
Principal payments on borrowings	(2,401)	(491)
Issuances of common stock	32	63
Repurchases of common stock	(152)	(57)
Other, net	(64)	(5)

Net cash provided by (used in) financing exclusive of management
and mortgage programs	65	(490)

Management and mortgage programs:
Proceeds from borrowings	7,086	2,518
Principal payments on borrowings	(6,585)	(3,052)
Net change in short-term borrowings	(471)	195
Other	(12)	(3)

	18	(342)

Net cash provided by (used in) financing activities	83	(832)

Effect of changes in exchange rates on cash and cash equivalents	(23)	(6)
Cash used in discontinued operations	-	(19)

Net increase (decrease) in cash and cash equivalents	454	(900)
Cash and cash equivalents, beginning of period	126	1,942

Cash and cash equivalents, end of period	$580	$1,042

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
(In millions)

 Free cash flow is a measure used by the Company's management to evaluate liquidity, financial condition and the performance of its cash flows. The Company believes that this metric is useful to investors and management as a measure of cash generated by business operations that can be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions.  Free cash flow should not be construed as a substitute for income or cash flow from operations in measuring operating results or liquidity.  Such measure may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles.  A reconciliation of free cash flow to the appropriate measure recognized under generally accepted accounting principles is disclosed in footnote (B).  While management projects net cash provided by operating activities for 2003 to be at least $2 billion, management does not project a more precise amount because management does not consider such metric to be the most useful in evaluating liquidity, financial condition and performance of cash flows.  Therefore, no reconciliation has been provided for projected free cash flow to net cash provided by operating activities for 2003.

	Three Months Ended
	March 31,

	2003	2002

Pretax income	$470	$481
Addback of non-cash depreciation and amortization:
Non-program related	129	105
Pendings and listings	3	-
Tax payments, net of refunds	(20)	(48)
Working capital	(233)	(275)
Capital expenditures	(97)	(53)
Other	49	(46)
Management and mortgage programs (A)	139	(54)

Free Cash Flow before Stockholder Litigation Payments	440	110
Stockholder litigation payments	-	(250)

Free Cash Flow (B)	440	(140)

Current period acquisitions, net of cash acquired	(27)	(67)
Payments related to prior period acquisitions	(54)	(172)
Net (repurchases)/issuances of equity securities	(120)	6
Investments and other	(34)	(36)
Net proceeds from/(repayments of) borrowings	249	(491)

Net increase (decrease) in cash and cash equivalents per Table 6	$454	$(900)

_________________
(A)	Included within Net Cash Provided by (Used in) Activities of Management and Mortgage Programs are the following items:

	Net investment in vehicles	$(225)	$78
	Net mortgage originations and sales	212	315
	Net mortgage servicing rights, related derivatives and mortgage-backed securities	127	(147)
	Net timeshare receivables and inventory	19	(17)
	Net relocation receivables	(12)	59
	Net financing for assets under management and mortgage programs	18	(342)

	Net Cash Provided by (Used in) Activities of Management and Mortgage Programs	$139	$(54)

Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale).  For the three months ended March 31, 2003 and 2002, the net cash provided by activities of management and mortgage programs as detailed above is reflected on Table 6 as follows:   (i) net cash provided by operating activities of $774 million and $873 million, respectively, (ii) net cash used in investing activities of $653 million and $585 million, respectively, and (iii) net cash provided by (used in) financing activities of $18 million and $(342) million, respectively.

(B)	The reconciliation of Free Cash Flows to Net Cash Provided by (Used in) Operating Activities is as follows:

	Free Cash Flow per above	$440	$(140)
	Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by (Used in) Operating Activities:
	Investing activities of management and mortgage programs	653	585
	Financing activities of management and mortgage programs	(18)	342
	Capital expenditures	97	53
	Reductions to Net Cash Provided by (Used in) Operating Activities but not reflected in Free Cash Flow:
	Funds released from stockholder litigation settlement trust (a)	-	(1,410)
	Other (b)	(82)	(2)

	Net Cash Provided by (Used in) Operating Activities per Table 6	$1,090	$(572)

______________
(a)

Represents payments made by the Company to the stockholder litigation settlement trust in 2001.  Such funds were then released directly from the trust in 2002 to pay off a portion of the Company's stockholder litigation settlement liability.  The extinguishment of the liability was reported as a reduction to net cash provided by operating activities during 2002 but is not reflected in free cash flow during 2002 as such amount did not represent payments made by the Company during 2002.

(b)	The 2003 amount represents $49 million of cash received on the sale of fixed assets and $33 million of cash received on the sale of an investment.

Table 8
Cendant Corporation and Subsidiaries ORGANIC GROWTH BY SEGMENT (In millions)

Organic growth represents the results of our reportable operating segments, excluding the impact of acquisitions, dispositions and other items that would affect the comparability of the period over period results.  See Table 1 for the reported results of each of our operating segments.

	Revenues			EBITDA

	2003	2002	%	2003	2002	% (*)

Real Estate Services (A)	$538	$428	26%	$238	$174	36%
Hospitality (B)	407	396	3%	107	108	(1)%
Travel Distribution (C)	394	444	(11)%	124	147	(15)%
Vehicle Services (D)	935	933	-	67	70	(4)%
Financial Services (E)	389	419	(7)%	165	159	4%

Total Reportable Segments	$2,663	$2,620	2%	$701	$658	7%

_____________
(*)	Amounts may not recalculate due to rounding in millions.
(A)

Excludes revenue and EBITDA losses of $830 million and $21 million, respectively, related to NRT Incorporated (acquired in April 2002) and other real estate brokerage operations acquired after March 31, 2002.

(B)

Excludes aggregate revenues and EBITDA of $166 million and $33 million, respectively, related to Trendwest Resorts, Inc. (acquired in April 2002), Equivest Finance, Inc. (acquired in February 2002), Novasol A.S. (acquired in April 2002), Welcome Holidays Limited (acquired in June 2002) and The International Life Group (acquired in October 2002).

(C)

Excludes aggregate revenues and EBITDA of $22 million and $5 million, respectively, related to Sigma (a Galileo distribution partner in Italy acquired in June 2002), Trust International (acquired in July 2002), Lodging.com (acquired in August 2002), TIMAS Ltd (a Galileo distribution partner in Ireland acquired in September 2002) and a venture with Marriott International, Inc. (formed in March 2002).

(D)	Excludes revenues and EBITDA losses of $389 million and $17 million, respectively, related to Budget Group, Inc. (acquired in November 2002).
(E)	Excludes EBITDA losses of $5 million (the revenue impact was de minimis) related to Tax Services of America, Inc. (acquired in January 2002).